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                                                                    Exhibit 6.20

                                    AGREEMENT


         This Agreement is entered into as of the __ day of June, 1997 by and between Food Extrusion, Inc., a Nevada corporation with an official address at 1241 Hawk's Flight Court, El Dorado Hills, California ("FoodEx"), and SunJoy Enterprises Corporation, a China corporation with an official address at 50 HuaiHai Road West, Shanghai, Peoples Republic of China ("SunJoy").

         WHEREAS, FoodEx and Sunjoy are interested in examining the possibility of establishing a joint venture arrangement in China to (i) utilize FoodEx's proprietary extrusion technology and equipment to produce stabilize rice bran and (ii) supply such stabilized rice bran produced by FoodEx to the markets in the People's Republic of China, Taiwan, Hong Kong and Macau.

         WHEREAS, FoodEx and SunJoy have agreed to undertake a program of market research as part of the process of evaluating whether such a joint venture arrangement is mutually beneficial to both FoodEx and Sunjoy.

         WHEREAS, To facilitate such market research. FoodEx shall grant to SunJoy certain distribution rights pursuant to an International Distribution Agreement dated as of even date herewith.

         IT IS NOW THEREFORE HEREBY AGREED, in consideration for the mutual promises and undertakings, as follows:

         1. Market Research

                  (a) FoodEx and Sunjoy hereby agree to designate the period commencing on June 1, 1997 and ending on June 30, 1998 (the "Research Period"), for SunJoy to study, investigate and research the market potential for stabilized rich bran in the regions of the People's Republic of China, Taiwan, Hong Kong and Macau (hereinafter "Region").

                  (b) SunJoy agrees that it shall (i) use its best efforts and allocate such corporate resources as is necessary to conduct a thorough market review of the feasibility of marketing FoodEx's stabilized rice bran product in the Region and (ii) submit a detailed written market research report business plan for FoodEx's evaluation on or prior to the expiration of the Research Period.

                  (c) All costs and expenses of such research shall be paid by SunJoy.


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         2. Distributor Agreement

         FoodEx and SunJoy agree that to facilitate the market research contemplated by this Agreement, SunJoy Cereal-Tech Development Ltd., a China corporation owned 75% by SunJoy and 25% by Train Top Investment & Trading Ltd. ("SunJoy Cereal") shall be designated as a distributor of FoodEx products in the Region pursuant to the terms of an International Distributor Agreement by and between FoodEx and SunJoy Cereal of even date herewith (the "Distribution Agreement").

         3. Joint Venture

         On or before the termination of the Research Period or as soon as practicable thereafter, FoodEx and Sunjoy shall commence negotiations of a joint venture arrangement between the parties with such terms and conditions as the parties shall mutually agree to, provided, however, that (i) either party at any time may, in its sole discretion, notify the other party that it is terminating such negotiations and (ii) the agreement between FoodEx and Sunjoy with respect to the joint venture is contingent upon and subject to the execution by both FoodEx and SunJoy of a definitive joint venture agreement and related documents, satisfactory to the parties and their respective counsels.

         4. Noncompetition

         FoodEx hereby agrees not to sell any of its products, directly or indirectly, to customers located in the Region prior to the termination of the Research Period, except pursuant to the terms of the Distribution Agreement.

         5. Other Joint Venture Negotiations.

         Between the date hereof and the termination of the Research Period, each of FoodEx and SunJoy agree that neither it nor any of its affiliates or subsidiaries shall explore or enter into any joint venture arrangement with respect to the sale of stabilized rice bran products in the Region and (ii) neither FoodEx nor Sunjoy shall, directly or indirectly through any officer, director, employee, agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than FoodEx or Sunjoy, as the case may be) regarding any such joint venture.

         6. Expenses. FoodEx and SunJoy shall each be responsible for payment of their own expenses, including attorneys' and accountants' fees, in connection with the transactions contemplated hereby, whether or not the joint venture is

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consummated.

         7. Public Announcements. The timing and content of any announcements, press releases or public statements concerning any transactions between FoodEx and Sunjoy shall be by mutual agreement of the parties. Neither party will make any public announcement concerning the matters set forth in this Agreement or discuss it or its subject matter with any third party (other than persons retained to advise it in connection with such transactions, employees, shareholders or other persons with a need to know) without the prior written consent of the other party, subject to the requirements of applicable law.

         8. Nondisclosure; Return of Materials.

                  (a) The  parties  agree that any and all  information  which a party protects from unrestricted disclosure to others (including, but not limited to, inventions, concepts, designs, formulas, techniques and processes), correspondence, financial statements and records and other documents transmitted or communicated by either party to the other party ("Confidential Information") shall be used only for the purposes set forth in this Agreement and shall be received and treated in secrecy and confidence, and shall not be used by the receiving party, or disclosed by the receiving party to any person or firm without the prior express written consent of the disclosing party. In particular, but without limitation, Sunjoy acknowledges and agrees that the processes used by FoodEx for the production of stabilized rice bran are proprietary and confidential.

                  (b) Such restrictions on use or disclosure of information do not extend to any item of information which (a) is publicly known at the time of its disclosure, (b) is lawfully received by the receiving party from a third party which does not have a confidential relationship to the disclosing party or
(c) the receiving party can demonstrate was in its possession or known by it before its receipt from the disclosing party.

                  (c) The obligations of confidentiality and other restrictions imposed hereunder shall terminate with respect to each item of Confidential Information three (3) years from the date of its delivery to the receiving party.

                  (d) Each party agrees to promptly return to the other party any and all copies of written materials received by it from the other party or its agents upon written request of the other party.

         9. Governing Law. The validity and interpretation of this Agreement and the enforcement thereof shall be governed by the laws of the State of

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California, without application of principles of conflicts of law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives on the day and year set forth below.


Food Extrusion, Inc.                SunJoy Enterprises Corporation


/s/ Allen J. Simon                  /s/ Kent Lam
------------------                  ------------
By:    Allen J. Simon               By:    Kent Lam
Title: Chief Executive              Title: President, International
           Officer                                         Business Development

Date:  June 16, 1997                Dated: June   , 1997